EXHIBIT 1

JOINT FILING STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: July 6, 2015.

ACP MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity		AURELIUS CAPITAL MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By:	/s/ Dan Gropper	By:	/s/ Dan Gropper
Name:	Dan Gropper	Name:	Dan Gropper
Title:	Managing Director	Title:	Managing Director

AURELIUS CONVERGENCE MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity		AURELIUS INVESTMENT, LLC By: Aurelius Capital Management, LP, solely as manager and not in its individual capacity

By:	/s/ Dan Gropper	By:	/s/ Dan Gropper
Name:	Dan Gropper	Name:	Dan Gropper
Title:	Managing Director	Title:	Managing Director

AURELIUS CAPITAL MANAGEMENT, LP
/s/ Mark D. Brodsky
By:	/s/ Dan Gropper	MARK D. BRODSKY
Name:	Dan Gropper
Title:	Managing Director